EXHIBIT 4.6

NOTICE OF RESTRICTED SHARE UNIT GRANT

UNDER THE

FREIGHTOS LIMITED

2022 LONG-TERM INCENTIVE PLAN

(NON- ISRAELI PARTICIPANTS)

This Notice evidences the Restricted Share Unit (the “RSU(s)” or “Award”) that has been granted to you, subject to and conditioned upon your agreement to the terms of the attached Award Agreement (the “Agreement”). The Award entitles you to receive ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of Freightos Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), under the Freightos Limited 2022 Long-Term Incentive Plan (the “Plan”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. You must return an executed copy of this Notice to the Company within 90 days of the grant date. If you fail to do so, the RSUs may be rendered null and void at the Company’s discretion.

Grantee:

Designation: «Grant__TaxTrack»

Grant Date:  «Grant__GrantDate»

Restriction (Vesting) Start Date: «Grant__VestingStartDate»

Number of Shares Underlying Upon Grant of RSUs:  «Grant__Granted» «Grant__AwardTypes»

Conversion Price Per Award (if applicable):  $ «Grant__ExercisePrice» per share underlying each RSU

Expiration Date: The RSUs shall expire in accordance with the Plan, including in case the Grantee’s employment or service terminates for any reason.

Period of Restriction (Vesting Schedule):  Subject to the terms and conditions described in the Agreement, the Awards shall vest and convert into Ordinary Shares in accordance with the schedule below:

«Grant__Comments»

Sell-to-Cover: Upon the lapse of the Period of Restriction, the Company, on your behalf, will instruct the Company’s stock option administrator (together with any other party the Company determines necessary to execute the Sell-to-Cover, the “Agent”) to sell that number of Shares determined in accordance with Section 2(b) of the Agreement as may be necessary to satisfy any resulting withholding tax obligations and social security contributions on the Company, and the Agent will remit the cash proceeds of such sale to the Company. The Company shall then make a cash payment equal to the required tax withholding and social security contributions from the cash proceeds of such sale directly to the appropriate taxing authorities. You should carefully read the Agreement and you hereby represent and warrant that on the date hereof he or she is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected by the Agent pursuant to the Agreement.

Special Terms (if any):

FREIGHTOS LIMITED

Signed Electronically

By: «Contact_Contact_FullName»

Date of Signature: Manager_SIGN

I acknowledge that I have carefully read the attached Agreement and agree to be bound by all of the provisions set forth in the Agreement, the Notice and the Plan.

GRANTEE
Signed Electronically

«Contact_FullName»

Date of Signature: Employee_SIGN

RESTRICTED SHARE UNIT AWARD AGREEMENT

UNDER THE

FREIGHTOS LIMITED 2022 LONG-TERM INCENTIVE PLAN

1.Terminology.

(a)Capitalized terms used in this Agreement are defined in the correlating Notice of Restricted Share Unit Grant (the “Notice”) and/or in the Plan.

(b)“You”; “Your”; “Grantee” means the recipient of the Awards as reflected in the Notice. Whenever this Agreement refers to “you” under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to your estate, personal representative, or beneficiary to whom the Awards may be transferred by will or by the laws of descent and distribution, the word “you” shall be deemed to include such person.

(c)“Service” means your employment or other service relationship with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not the Company or its successor or an Affiliate of the Company or its successor.

2.Settlement of Awards.

(a)Vesting. The Awards will become vested in accordance with the Period of Restriction (Vesting Schedule) set forth in the Notice , so long as you are in the Service of the Company from the Grant Date through the applicable Period of Restriction dates. None of the Awards will become vested after your Service with the Company ceases, unless the Notice Grant provides otherwise with respect to vesting that arises as a result of your cessation of Service.

(b)Sell-to-Cover. Notwithstanding anything to the contrary in this Agreement, the Company shall have the authority and the right to deduct or withhold or to require you to pay any sums required by applicable law to be withheld with respect to the Awards or the issuance of Ordinary Shares. Such payment shall be made by using a Sell-to-Cover. By accepting this award of RSUs, you agree to Sell-to-Cover to satisfy any tax withholding obligations and:

(i)You hereby appoint the Agent as your agent and direct the Agent to (1) sell on the open market at the then prevailing market price(s), on your behalf, promptly after any RSUs vest, such number of the Ordinary Shares that are issued in respect of such RSUs as the Agent determines will generate sufficient proceeds to cover (x) any estimated tax, social insurance, payroll, fringe benefit or similar withholding obligations with respect to such vesting and (y) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto and (2) in the Company’s discretion, apply any remaining funds to your tax withholding or remit such remaining funds to you.

(ii)You hereby authorize the Company and the Agent to cooperate and communicate with one another to determine the number of Ordinary Shares to be sold pursuant to subsection (i) above. You understand that to protect against declines in the market price of Ordinary Shares, the Agent may determine to sell more than the minimum number of Ordinary Shares needed to generate the required funds.

(iii)You understand that the Agent may effect sales as provided in subsection (i) above in one or more sales and that the average price for executions resulting from bunched orders will be assigned to your account. In addition, you acknowledge that it may not be possible to sell Ordinary Shares as provided in subsection (i) above due to (1) a legal or contractual restriction applicable to the Agent, (2) a market disruption, or (3) rules governing order execution priority on the national exchange where the Ordinary Shares may be traded. In the event of the Agent’s inability to sell Ordinary Shares, you will continue to be responsible for the timely payment to the Company and/or its affiliates of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in subsection (i) above.

(iv)You acknowledge that, regardless of any other term or condition of this Section [2(b)], neither the Company nor the Agent will have any liability to you for (1) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind, (2) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, or (3) any claim relating to the timing of any Sell-to-Cover, the price at which Ordinary Shares are sold in any Sell-to-Cover, or the timing of the delivery to you of any Ordinary Shares following any Sell-to-Cover. Regardless of the Company’s or any Subsidiary’s actions in connection with tax withholding pursuant to this Agreement, you acknowledge that the ultimate responsibility for any and all tax-related items imposed on you in connection with any aspect of the RSUs and any Ordinary Shares issued upon vesting of the RSUs is and remains your responsibility and liability. Except as expressly stated herein, neither the Company nor any Subsidiary makes any commitment to structure the grant or award of the RSUs to reduce or eliminate your liability for tax-related items.

(v)You hereby agree to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 2(b). The Agent is a third-party beneficiary of this Section 2(b).

(vi)This Section 2(b) shall survive termination of this Agreement until all tax withholding obligations arising in connection with this Award have been satisfied.

(vii)The Company shall not be obligated to deliver any Ordinary Shares to you unless and until you have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes required to be withheld in connection with the grant or vesting of the RSUs.

(c)Right to Receive Shares. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or US, state or non-US securities laws, the right to receive Shares pursuant to the Awards shall be suspended until the Administrator determines that such delivery is lawful. If at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may violate the rules of the national securities exchange on which the Shares are then listed for trade, the right to receive Shares pursuant to the Awards shall be suspended until the Administrator determines that such delivery would not violate such rules. No fractional Shares will be issued under the Awards.

(d)Method of Payment. If applicable, you may pay the Conversion Price by delivery of cash, certified or cashier’s check, money order or other cash equivalent acceptable to the Administrator in its discretion; The Company is hereby authorized by itself or any party acting on its behalf to deduct from the portion of the Shares underlying the Awards with respect to which the Period of Restriction has so lapsed, the Conversion Price, if any, in its discretion.

(e)Issuance of Shares upon Vesting. The Company shall issue to you the Shares underlying the vested Awards as soon as practicable after the lapse of the Restriction Period dates, subject to the Company’s receipt of the Conversion Price, if applicable, and the requisite withholding taxes and Sell-to-Cover provisions described in Section 2(d). Upon issuance of such Shares, the Company may deliver, subject to the provisions of Section 7 below, such Shares on your behalf electronically to the Company’s designated stock plan administrator or such other broker-dealer as the Company may choose at its sole discretion, within reason, or may retain such Shares in uncertificated book-entry form.

3.Termination of Service.

(a)Termination of Awards. If there is a Termination of Service, the Awards for which the Period of Restriction had not lapsed prior to such Termination of Service, after giving effect to any acceleration provisions set forth on the Notice, will be forfeited and terminated immediately upon such event.

(b)Change in Status. In the event that your Service is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part or an Affiliate of the Company, your Service will be deemed to have terminated for purposes of this Section 3 upon such cessation if your Service does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

4.Nontransferability of Awards. These Awards and, before settlement, the underlying Shares are nontransferable otherwise than by will or the laws of descent and distribution and, during your lifetime. Except as provided above, the Awards and, before settlement, the underlying Shares may not be assigned, transferred, pledged, hypothecated, subjected to any “put equivalent position,” “call equivalent position”, or short position, or disposed of in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.

5.Tax Matters and Consultation. THE GRANTEE IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR DISPOSING OR SELLING SHARES ISSUED UPON SETTLEMENT HEREUNDER. THE COMPANY DOES NOT ASSUME ANY RESPONSIBILITY TO ADVISE THE GRANTEE ON SUCH MATTERS, WHICH SHALL REMAIN SOLELY THE RESPONSIBILITY OF THE GRANTEE. Notwithstanding anything to the contrary the Company does not undertake, and shall be under no duty to ensure, and no representation or commitment is made, that the RSUs qualifies or will qualify under, or that the Grantee will benefit from, any particular tax treatment, nor shall the Company be required to take any action for the qualification of any RSUs under such tax treatment and no indication in any document to the effect that any Award is intended to qualify for any tax treatment shall imply such an undertaking or representation. If the RSUs do not qualify under any particular tax treatment it could result in adverse tax consequences to the Grantee. By signing below, Grantee agrees that the Company and its Affiliates, the Representative and the Trustee, as applicable, and their respective employees, directors, officers and shareholders shall not be liable for any tax, penalty, interest or cost incurred by Grantee as a result of such determination, nor will any of them have any liability of any kind or nature in the event that, for any reason whatsoever, if RSUs do not qualify for any particular tax treatment.

6.Adjustments. The Administrator may make various adjustments to your Awards, including adjustments to the number and type of securities subject to the Awards and the Conversion Price, if applicable, in accordance with the terms of the Plan. In the event of any transaction resulting in a Change in Control (as defined in the Plan) of the Company, the outstanding Awards will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Awards by, or for the substitution of the equivalent awards of, the surviving or successor entity or a parent thereof.

7.Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement will alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between you and the Company, or as a contractual right for you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without Cause or notice and whether or not such discharge results in the failure of any of the Awards to become exercisable or any other adverse effect on your interests under the Plan.

8.No Rights as a Stockholder. You shall not have any of the rights of a stockholder with respect to the Shares until such Shares have been issued to you upon the lapse of the Period of Restriction of the Awards. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued.

9.The Company’s Rights. The existence of the Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.Entire Agreement. This Agreement, together with the correlating Notice and the Plan, contain the entire agreement between you and the Company with respect to the Awards. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Awards shall be void and ineffective for all purposes.

11.Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Awards or Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by you and the Company.

12.Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Any conflict between the terms of this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Administrator.

13.Section 409A. This Agreement and the Awards granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the Awards shall be administered, interpreted and construed in a manner consistent with this intent. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the settlement of the Awards. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee or warranty by the Company of any particular tax effect to you.

14.Electronic Delivery of Documents. By your signing the Notice, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Awards, and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

15.No Future Entitlement. By execution of the Notice, you acknowledge and agree that: (i) the grant of these Awards is a one-time benefit which does not create any contractual or other right to receive future grants of stock awards, or compensation in lieu of stock awards, even if stock awards have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock awards shall be granted or shall become exercisable, the maximum number of shares subject to each stock award, and the purchase price, will be at the sole discretion of the Administrator; (iii) the value of these Awards is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of these Awards is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Awards ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; and (vi) no claim or entitlement to compensation or damages arises if the Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

16.Personal Data. For the purpose of implementing, administering and managing these Awards, you, by execution of the Notice, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to any Change in Control transaction or capital raising transaction involving the Company. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, canceled, , vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of these Awards and the Plan and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data will be held only as long as is necessary to implement, administer and manage these Awards. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock award.

17.Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.

18.Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

19.Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.